                                                                    EXHIBIT 4.11

THIS DEBENTURE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE SECURITIES LAWS. THIS DEBENTURE MAY NOT BE OFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT OF THE DEBENTURE UNDER SUCH ACT AND UNDER ANY APPLICABLE STATE SECURITIES LAWS, UNLESS THE ISSUER HEREOF IS SATISFIED THAT SUCH REGISTRATION IS NOT REQUIRED AS TO SUCH SALE OR OFFER.

THIS DEBENTURE IS SUBJECT TO THE TERMS OF SUBORDINATION SET FORTH IN SECTION 4 HEREOF.


               AMENDED AND RESTATED SENIOR SUBORDINATED DEBENTURE

                  THIS AMENDED AND RESTATED SENIOR SUBORDINATED DEBENTURE (the "AMENDED AND RESTATED DEBENTURE") is made as of this 20th day of November, 2002 by and among: (i) BLUE RHINO CORPORATION, a Delaware corporation (the "COMPANY"), (ii) USA LEASING, L.L.C., a Delaware limited liability company, RHINO SERVICES, L.L.C., a Delaware limited liability company, CPD ASSOCIATES, INC., a North Carolina corporation, QUICKSHIP, INC., a Delaware corporation, UNIFLAME CORPORATION, a Delaware corporation, BLUE RHINO CONSUMER PRODUCTS, LLC, a Delaware limited liability company and UNIFLAME, LLC, a Delaware limited liability company (collectively with the Company, the "BORROWERS"), (iii) ALLIED CAPITAL CORPORATION, a Maryland corporation (the "HOLDER").

                                    RECITALS

                  A. Pursuant to an Investment Agreement dated as of June 15, 2001 (the "EXISTING INVESTMENT AGREEMENT") by and among the Borrowers and the Holder, the Holder purchased senior subordinated debentures (the "ORIGINAL DEBENTURES") in the aggregate principal amount of $15,000,000.

                  B. The Existing Investment Agreement is being amended as of November 20, 2002 by the First Amendment to Investment Agreement (the "FIRST AMENDMENT") (the Existing Investment Agreement, as amended by the First Amendment and as may be further amended from time to time, is herein referred to as the "INVESTMENT AGREEMENT").

                  C. In connection with the First Amendment, the Borrowers and the Holder have agreed to amend certain terms and conditions of the Investment Agreement and to amend and restate the Original Debentures.

                  Now, therefore, in consideration of the foregoing and other good and valuable consideration, the parties agree that the Original Debenture shall be amended, restated, and consolidated in its entirety by this Amended and Restated Debenture.

                           AMENDED AND RESTATED SENIOR
                             SUBORDINATED DEBENTURE


$15,000,000                                                        June 15, 2001

                  FOR VALUE RECEIVED, the undersigned, (i) BLUE RHINO CORPORATION a Delaware corporation (the "COMPANY"), (ii) USA LEASING, L.L.C., a Delaware limited liability company, RHINO SERVICES, L.L.C., a Delaware limited liability company, CPD ASSOCIATES, INC., a North Carolina corporation, QUICKSHIP, INC., a Delaware corporation, UNIFLAME CORPORATION, a Delaware corporation, BLUE RHINO CONSUMER PRODUCTS, LLC, a Delaware limited liability company and UNIFLAME, LLC, a Delaware limited liability company (collectively with the Company, the "BORROWERS") jointly and severally promise to pay to the order of ALLIED CAPITAL CORPORATION, a Maryland corporation (the "HOLDER"), the principal sum of FIFTEEN MILLION DOLLARS ($15,000,000), together with interest thereon as set forth below, at its offices or such other place as the Holder may designate in writing.

         1. Investment Agreement. This Amended and Restated Senior Subordinated Debenture (the "DEBENTURE") amends and restates the Senior Subordinated Debenture executed and delivered by the Borrowers at the Closing in connection with an investment (the "INVESTMENT") made by the Holder in the Borrowers, pursuant to the terms and conditions of an Investment Agreement by and among the Borrowers and the Holder, dated of even date herewith (, as amended the "INVESTMENT AGREEMENT"). This Debenture is subject to the terms and conditions of the Investment Agreement. A copy of the Investment Agreement may be examined during normal business hours at the offices of the Company. Any capitalized term used herein and not otherwise defined herein shall have the meaning assigned to it in the Investment Agreement.

         2. Interest Rate Provisions.

                  2.1 Interest. Except as provided in Section 4.2.2 hereof, from the date hereof and thereafter until the repayment of this Debenture in full, interest shall accrue on the principal balance of this Debenture outstanding from time to time at the fixed rate of 13% per annum.

                  2.2 Default Interest Rate. If (i) the Borrowers shall default in the payment when due of the principal of or interest on this Debenture or any other amount becoming due hereunder, by acceleration or otherwise, or under any other Loan Document to which any Borrower is a party or (ii) any other Default or Event of Default exists under Section .12 of the Investment Agreement, in each case whether or not such default is declared, the interest rate on this Debenture shall each increase to 17% per annum.

                  2.3 Calculation of Interest. Interest shall be calculated on the basis of a 360-day year assuming 12 equal 30 day months and shall be computed for each payment period on the principal balance for the actual number of days outstanding.

         3. Payment Provisions. The following payment provisions are subject to Section hereof.

                  3.1 Interest Payments. Commencing on August 1, 2001, and continuing on each succeeding November 1, February 1, May 1 and August 1 thereafter, up to and including the Maturity Date (each such date, a "PAYMENT DATE"), the Borrowers shall pay in cash to the Holder quarterly installments of interest only (in arrears) on the then outstanding principal balance under this Debenture.

                  3.2 Principal Payments and Payment at Maturity. On the Maturity Date, the entire then outstanding principal balance of this Debenture, together with all accrued but unpaid interest, and all other sums owed hereunder shall be due and payable in full in cash without further notice or demand.

                  3.3 Prepayments; Application of Payments.

                           (a) The Borrowers may prepay the then outstanding
principal amount of this Debenture in whole or in part at any time, so long as if such prepayment occurs prior to the date of the third anniversary hereof, the Borrowers pay to the Holder a prepayment premium (the "PREPAYMENT PREMIUM") as defined in and calculated in accordance with Section 2.6 of the Investment Agreement along with such prepayment. The Prepayment Premium shall be due whether this Debenture is due upon voluntary or mandatory prepayment of this Debenture in whole or in party. No Prepayment Premium shall be due or payable with respect to any prepayment that occurs after June 15, 2004.

                           (b) Each prepayment with respect to this Debenture
shall be made in increments of $500,000 and shall be applied in the following order of priority: (i) first, to any Prepayment Premium due pursuant to Section
2.6 of the Investment Agreement; (ii) second, to accrued, but unpaid, interest at the applicable rate; and (iii) finally, to the then outstanding principal balance of the Debenture.

                  3.4 Mandatory Prepayment of the Debenture.

                           (a) Election Requiring Borrowers to Prepay Debenture.
Upon a Change of Control, the Holder shall have the right (but not the obligation) to require the Borrowers to (a) prepay this Debenture for an amount equal to the then outstanding principal balance, all accrued but unpaid interest thereon and all Prepayment Premiums and (b) pay all of the other Obligations in full (the "MANDATORY PREPAYMENT PRICE"), which amount shall be calculated on the date of the prepayment and be payable in cash on such date.

                           (b) Procedure for Mandatory Prepayment. At least 30
days but no more than 60 days prior to a Change of Control, the Company shall provide written notice ("Notice of Transfer") to the Holder setting forth the event constituting the Change of Control and the date of such event. Upon receipt of the Notice of Transfer, the Holder shall have 30 days during which it may elect to require the Borrowers to prepay this Debenture. If the Holder elects to require the Borrowers to prepay this Debenture, it shall provide written notice ("Notice of

Prepayment") to the Borrowers of its election to do so within the 30-day period after its receipt of the Notice of Transfer. The Borrowers shall pay the Mandatory Prepayment Price on the date of the Change of Control.

         4. Subordination. The indebtedness represented by this Debenture is subordinate to the Senior Debt of the Borrowers in accordance with the terms hereof.

                  4.1 Definitions. Capitalized terms used but not otherwise defined herein shall have the following meanings:

                  Collection Action shall mean, with respect to the Junior Debt
         (a) to sue for, take or receive from or on behalf of any Borrower or any guarantor of the Junior Debt, by set-off or in any other manner, the whole or any part of any moneys which may now or hereafter be owing by any Borrower or any such guarantor with respect to the Junior Debt,
         (b) to initiate or participate with others in any suit, action or Proceeding against any Borrower or any such guarantor (including any right to sue the Borrower or to file or participate in the filing of any involuntary bankruptcy petition against such Borrower) to (i) enforce payment of or to collect the whole or any part of the Junior Debt or (ii) commence judicial enforcement of any of the rights and remedies under the Junior Debt Documents or applicable law with respect to the Junior Debt, (c) to exercise any put option or to cause any Borrower or any such guarantor to honor any redemption or mandatory prepayment obligation with respect to the Junior Debt or the Warrants or any capital stock of the Company obtained upon exercise of the Warrants or (d) to take any action to realize upon any collateral securing the Junior Debt (if any) or to exercise any other right or remedy with respect to such collateral.

                  Junior Debt shall mean all of the obligations of the Borrowers to Holder evidenced by this Debenture and all other amounts now or hereafter owed by the Borrowers to Holder under any of the Junior Debt Documents.

                  Junior Debt Documents shall mean this Debenture, the Investment Agreement, Warrants and any guaranty with respect to the Junior Debt and all other documents, agreements and instruments executed and delivered in connection therewith.

                  Junior Default shall mean a default in the payment of the Junior Debt or in the performance of any term, covenant or condition contained in the Junior Debt Documents or any other occurrence permitting Holder to accelerate the payment of all or any portion of the Junior Debt.

                  Junior Default Notice shall mean a written notice from Holder or the Company to holders of Senior Debt pursuant to which such holders are notified of the occurrence of a Junior Default, which notice incorporates a reasonably detailed description of such Junior Default.

                  Reorganization Subordinated Securities shall mean any notes, other del securities, or equity securities issued in a Proceeding in substitution of all or any portion of the

         Junior Debt, in each case that are subordinated in right of payment, performance or otherwise to the Senior Debt (or any notes or other securities issued in substitution c all or any portion of the Senior
         Debt) to at least the same extent that the Junior Debt is subordinated to the Senior Debt pursuant to the terms hereof.

                  Proceeding shall mean any voluntary or involuntary insolvency, bankruptcy receivership, custodianship, liquidation, dissolution, reorganization, assignment for the benefit of creditors, appointment of a custodian, receiver, trustee or other officer with similar powers or any other proceeding for the liquidation, dissolution or other winding up of a person or entity.

                  Senior Acceleration shall mean acceleration of the indebtedness due under the Senior Debt Documents.

                  Senior Credit Facility means that certain Credit Agreement, by and among the Company, Bank of America, N.A., as Administrative Agent Swing Line Lender and Letter of Credit Issuer, and the other lenders party thereto, dated as of November 20, 2002, as the same may be amended, supplemented or otherwise modified from time to time and any agreement or agreements renewing, replacing, restating or refinancing all or any of the debt or commitments thereunder or any notes or agreements otherwise evidencing any Senior Debt, but only in each case to the extent the Indebtedness thereunder continues to constitute Senior Debt as provided in the definition thereof.

                  Senior Covenant Default shall mean any default or event of default with respect to the financial covenants or the negative covenants in the Senior Credit Facility, which default or event of default entitles the holders of Senior Debt to accelerate the maturity of the Senior Debt.

                  Senior Debt means all of the following: (a) the aggregate principal indebtedness advanced from time to time under the Senior Credit Facility up to a maximum aggregate principal amount that shall not exceed $60,000,000 (as reduced by all payments and prepayments of principal outstanding under term loans made under such Senior Credit Facility and by the permanent reduction of the revolving credit facilities established under such Senior Credit Facility, (b) all interest accrued and accruing on the aggregate principal outstanding under the Senior Credit Facility from time to time (including, without limitation, any interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding relating to any Credit Party, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding); (c) all other reasonable fees or monetary obligations owed under the Senior Credit Facility; and (d) all reasonable costs incurred by the Senior Lenders under the Senior Credit Facility in commencing or pursuing any enforcement action(s) with respect to the amounts described in clauses (a) through (c), including attorneys' fees and disbursements. "Senior Debt" shall also include all amendments, modifications, renewals, replacements, restatements and refinancings of the foregoing, in whole or in pa provided such amendments, modifications, renewals, replacements, restatements refinancings do not
         (i) increase the interest rate or default rate payable on any component thereof by more than 2% over the interest rate or default rate, respectively, that is applicable thereto on the date hereof, (ii) extend the final maturity of the Senior Debt beyond August 1, 2006,
         (iii) provide for any annual principal amortization payment in excess of the Permitted Annual Amortization Amount, (iv) include additional financial covenants or amend any of the financial covenants set forth in the Senior Credit Facility to render such covenants more restrictive, other than additional financial covenant identical to those set forth in Section 6.12 of the Investment Agreement that are no more than 15% more restrictive as such financial covenants or (v) amend any provisions set forth in the Senior Credit Facility which expressly permit the prepayment of the Junior Debt to render such provisions more restrictive.

                  Senior Debt Documents shall mean the Senior Credit Facility and all other documents, agreements and instruments evidencing or pertaining to all or any portion of the Senior Debt.

                  Senior Default shall mean any Senior Payment Default or Senior Covenant Default.

                  Senior Default Notice shall mean a written notice from the holders of Senior Debt to Holder pursuant to which Holder is notified of the occurrence of a Senior Default, which notice incorporates a reasonably detailed description of such Senior Default.

                  Senior Payment Default shall mean any failure by the Borrowers to make any required payment of interest or principal, or any other monetary payment, under the Senior Debt Documents, which failure continues beyond the expiration of any applicable cure period provided by the terms of the Senior Debt Documents, including, without limitation, any default in payment of Senior Debt after acceleration thereof.

                  Warrant means, collectively, the warrants to purchase 1,372,071 shares of Common Stock of the Company (as adjusted in accordance with the terms thereof), issued in accordance with the Investment Agreement.

                  4.2 Subordination.

                           4.2.1 Subordination of Junior Debt to Senior Debt.
Each of the Borrowers covenants and agrees, and Holder by its acceptance of this Debenture (whether upon original issue or upon transfer or assignment) likewise covenants and agrees, that (a) the payment of any and all of the Junior Debt shall be subordinate and subject in right of payment, to the extent and in the manner hereinafter set forth, to the prior payment in full in cash of the Senior Debt and (b) the existing and hereafter acquired liens and security interests of any holder of Senior Debt in any collateral securing all or any portion of the Senior Debt shall be senior, regardless of the time or method of perfection, to all existing and hereafter acquired liens security interests, if any, of Holder (or any agent therefor) in the collateral, if any, securing all or any portion of the Junior Debt. The Company shall provide to Holder notice of each holder of Senior Debt upon the incurrence of Senior Debt from such holder, which notice shall include the name, address and phone number of such holder, and Holder shall promptly acknowledge in writing receipt of such notice. Each holder of Senior Debt, whether now outstanding or hereafter created, incurred, assumed or guaranteed, shall be deemed to have acquired Senior Debt in reliance upon the provisions contained herein. This Section 4 shall constitute a continuing offer to all Persons who, in reliance upon such provisions, become holders or, or continue to hold Senior Debt, and such provisions are made for the benefit of the holders of the Senior Debt, and such holders are made obligees hereunder and any one or more of them may enforce such provisions.

                           4.2.2 Proceedings.

                           (a) Payments. In the event of any Proceeding
involving any Borrower, (i) all Senior Debt first shall be paid in full in cash before any payment of or with respect to the Junior Debt from such Borrower shall be made (other than a distribution of Reorganization Subordinated Securities which Holder is hereby specifically authorized to receive and retain); (ii) any payment or distribution, whether in cash, property or securities which, but for the terms hereof, otherwise would be payable or deliverable in respect of the Junior Debt from such Borrower (other than a distribution of Reorganization Subordinated Securities which Holder is hereby specifically authorized to receive and retain), shall be paid or delivered directly to holders of Senior Debt (pro rata to such holders) (to be held and/or applied thereby in accordance with the terms of the Senior Debt Documents) until all Senior Debt is paid in full, in cash, and Holder irrevocably authorizes, empowers and directs all receivers, trustees, liquidators custodians, conservators and others having authority in the premises to effect all such payments and distributions, and Holder also irrevocably authorizes, empowers and directs holders of Senior Debt to demand, sue for, collect and receive every such payment or distribution; and (iii) Holder agrees to execute and deliver to each holder of Senior Debt of which Holder has notice or its representative all such further instruments confirming the authorization referred to in the foregoing clause (ii).

                           (b) Voting and Other Matters. At any meeting of
creditors or in the event of any Proceeding involving any Borrower, Holder shall retain the right to vote, file a proof of claim and otherwise act with respect to the Junior Debt (including the right to vote to accept or reject any plan of partial or complete liquidation, reorganization, arrangement, composition, or extension), provided that Holder shall not initiate or prosecute any claim or action in such Proceeding challenging the enforceability of the Senior Debt, this Section 4, or any liens and security interests securing the Senior Debt. In the event Holder fails to execute, verify, deliver and file any proofs of claim in respect of the Junior Debt in connection with any such Proceeding prior to 15 days before the expiration of the time to file any such proof or fails to vote any such claim in any such Proceeding prior to 5 days before the expiration of the time to vote any such claim, Holder hereby irrevocably authorizes, empowers and appoints the holders of Senior Debt its agent and attorney-in-fact to execute, verify, deliver and file such proofs of claim and vote such claim in any such Proceeding; provided the holders of Senior Debt shall have no obligation to exercise any such authority with respect to Holder's claim. In the event that the holders of Senior Debt vote any claim in accordance with the authority granted hereby Holder shall not be entitled to change or withdraw such vote.

                           (c) Reinstatement. The Senior Debt shall continue to
be treated as Senior Debt and the provisions hereof shall continue to govern the relative rights and priorities of holders of Senior Debt and Holder even if all or part of the Senior Debt or the security interests securing the Senior Debt are subordinated, set aside, avoided or disallowed in connection with any such Proceeding. This Section 4 shall be reinstated if at any time any payment of any of the Senior Debt is rescinded or must otherwise be returned by any holder of Senior Debt or any representative of such holder.

                           4.2.3 Payment Upon Senior Default.

                           (a) Commencement of Payment Blockage. Subject to
Section 4.2.3(b), the Borrowers may not make and Holder may not receive any payment with respect to this Debenture or any other Junior Debt Document (whether as a result of a Collection Action or otherwise) if, at the time of such payment:

                                    (i) A Senior Payment Default exists and such
                           Senior Payment Default shall not have been cured or waived in accordance with the terms of the Senior Debt Documents;

                                    (ii) The Company and Holder shall have
                           received a Senior Default Notice from the holders of Senior Debt stating that a Senior Covenant Default exists; or

                                    (iii) the holders of Senior Debt have
                           accelerated such Senior Debt.

                           (b) Termination of Payment Blockage. The Borrowers
may resume payments (and may make any payments missed due to the application of Section 4.2.3(a)) in respect of the Junior Debt or any judgment with respect thereto:

                                    (i) In the case of a Senior Payment Default
                           referred to in Section 4.2.3(a)(i), upon a cure or waiver thereof in accordance with the terms of the Senior Debt Documents;

                                    (ii) In the case of a Senior Covenant
                           Default referred to in Section 4.2.3(a)(ii), upon the earlier to occur of (x) the cure or waiver of all Senior Covenant Defaults referenced in the applicable Senior Default Notice in accordance with the terms of the Senior Debt Documents, or (y) the expiration of a period of 180 days from the date such Senior Default Notice was received by Holder; or

                                    (iii) In the case of acceleration of the
                           Senior Debt, upon the earlier to occur of (y) the indefeasible satisfaction in full of the Senior Debt and the termination of all lending commitments under the Senior Debt Documents, and (z) any modification of the Senior Debt Documents by which the acceleration is rescinded and the indebtedness is reinstated and no longer immediately due and payable in full.

                           (c) Limitation on Payment Blockages. Notwithstanding
any provision of this Section 4.2.3 to the contrary:

                                    (i) The Borrowers shall not be prohibited
                           from making and Holder shall not be prohibited from receiving, payments under Section 4.2.3(a)(ii) (x) on more than one occasion within any period of 365 consecutive days and (y) on more than an aggregate of four occasions so long as this Debenture is outstanding; and

                                    (ii) No Senior Covenant Default existing on
                           the date a Senior Default Notice is given pursuant to
                           Section 4.2.3 shall be used as a basis for any subsequent Senior Default Notice unless such default has been cured or waived for a period of at least 90 days.

                           (d) Non-Applicability to Proceeding. The provisions
of this Section 4.2.3 shall not apply to any payment with respect to which
Section 4.2.2 would be applicable.

                           4.2.4 Payments Otherwise Permitted. The failure of
the Borrowers to make any payment with respect to the Junior Debt by reason of the operation of Section 4.2.3 shall not be construed as preventing the occurrence of a Junior Default under the applicable Junior Debt Documents. Nothing contained in this Section 4.2 or elsewhere herein or in the Junior Debt Documents shall prevent the Borrowers at any time, except during the pendency of any Proceeding referred to in Section 4.2.2 or under the conditions referred to in Section 4.2.3 from making payments or prevent Holder from receiving payments or exercising any remedy available to Holder under the Junior Debt documents at any time on account of the principal, interest or other charges with respect to the Junior Debt.

                           4.2.5 Restriction on Collection Action by Holder.
Upon any event of default under the Junior Debt Documents, and after fifteen days prior written notice to holders of Senior Debt of which Holder has notice, Holder may accelerate the Junior Debt. Notwithstanding any such acceleration or any default under the Junior Debt Documents, until the Senior Debt is indefeasibly paid in full in cash and all lending commitments under the Senior Debt Documents have been terminated, Holder shall not, without the prior written consent of the holders of a majority in principal amount of the Senior Debt, take any Collection Action with respect to the Junior Debt, except as permitted in the following sentence or Section 4.2.2 hereof Upon the earliest to occur of:

                           (a) the passage of 180 days from the delivery of a
Junior Debt Notice to the holders of Senior Debt of which Holder has notice if any Junior Default described therein shall not have been cured or waived within such period; or

                           (b) acceleration of the Senior Debt; or

                           (c) the occurrence of any Proceeding with respect to
any Borrower or its assets; or

                           (d) the commencement by any holder of the Senior Debt
of any judicial or non judicial action or proceeding against any Borrower or any guarantor of the Senior Debt to (i) enforce payment of or to collect the whole or any part of the Senior Debt, (ii) enforce any of the rights and remedies available to any holder of the Senior Debt with respect to the Senior Debt or any collateral securing the Senior Debt, or (iii) realize upon any of the collateral securing the Senior Debt or exercise any other right or remedy with respect to such collateral; or

                           (e) the occurrence of any Senior Default or Junior
Default arising from the merger, sale, liquidation, dissolution, or change of control of any Borrower,

Holder may, upon ten days prior written notice to the holders of Senior Debt of which Holder has notice, take any Collection Action. Such ten day notice may be given during the 180 day period described in clause (a) above. Notwithstanding the foregoing, Holder may vote, file proofs of claim and otherwise act with respect to the Junior Debt in any Proceeding involving any Borrower or its assets to the extent otherwise permitted by Section 4.2.2. Any amount received by Holder as a result of any Collection Action with respect to the Junior Debt prior to the indefeasible satisfaction of the Senior Debt in full in cash and termination of all lending commitments under the Senior Debt Documents will be paid to the holders of Senior Debt (pro rata to such holders) to the extent required by the provisions of Section 4.2.8 hereof.

                           4.2.6 Prepayments. Except as expressly permitted
under Section 8.14(b) of the Senior Credit Facility (or as expressly permitted by any replacements thereof), which are expressly permitted hereby, the Borrowers shall not be entitled to make, or Holder be entitled to demand, take, receive, or retain, any prepayments of interest or principal on account of any of the Junior Debt prior to the indefeasible payment in full in cash of the Senior Debt and the termination of all lending commitments under the Senior Debt Documents. Payments received by Holder after acceleration of the Junior Debt or the commencement of a Collection Action otherwise permitted hereby shall not constitute a prohibited prepayment under this Section 4.2.6.

                           4.2.7 Amendment of Junior Debt Documents. Until the
Senior Debt is paid in full in cash and notwithstanding anything contained in the Junior Debt Documents, the Senior Credit Facility or any of the other Senior Debt Documents to the contrary, Holder shall not, without the prior written consent of the holders of a majority in principal amount of the Senior Debt, agree to any amendment, modification or supplement to the Junior Debt Documents the effect of which is to (i) increase the maximum principal amount of the Junior Debt or rate of interest on any of the Junior Debt, (ii) change any date upon which payments of principal or interest on the Junior Debt are due to an earlier date, (iii) add or make more restrictive any event of default or any covenant with respect to the Junior Debt, (iv) change any redemption or prepayment provisions of the Junior Debt to an earlier date or add any additional events requiring such redemption or prepayment, (v) alter the subordination provisions with respect to the Junior Debt, including, without limitation, subordinating the Junior Debt to any other debt, (vi) take any liens or security interests in assets of any Borrower or any other assets securing the Senior Debt (other than such liens or security interests, if any, that exist in favor of Holder as of the date hereof and are otherwise permitted by the Senior Debt Documents ), (viii) change or amend any other term of the Junior Debt Documents if such change or amendment would result in a Senior

Default or (ix) permit the exercise of the put rights of Holder under Section
3.2 of the Investor Rights Agreement prior to the fifth anniversary of the date thereof.

                           4.2.8 Incorrect Payments and Proceeds of Collection
Action. If the Holder receives, prior to the indefeasible satisfaction of the Senior Debt in full in cash and termination of all lending commitments under the Senior Debt Documents, any payment or distribution on account of the Junior Debt not permitted hereby (whether received as a result of a Collection Action or otherwise), such payment or distribution shall be held in trust by Holder for the benefit of all holders of Senior Debt and shall be promptly paid over to the holders of Senior Debt (pro rata to such holders), or their designated representatives, for application (in accordance with the Senior Debt Documents) to the payment of the Senior Debt then remaining unpaid, until indefeasible satisfaction of the Senior Debt in full in cash and termination of all lending commitments under the Senior Debt Documents.

                           4.2.9 Sale Transfer, etc. Holder shall not sell,
assign, pledge, dispose of or otherwise transfer all or any portion of the Junior Debt or any Junior Debt Document (a) without giving prior written notice of such action to the holders of Senior Debt, and (b) unless prior to the consummation of any such action, the transferee thereof shall execute and deliver to the holders of Senior Debt of which the transferee or Holder has notice an agreement providing for the continued subordination and forbearance of the Junior Debt to the Senior Debt as provided herein and for the continued effectiveness of all of the rights of the holders of the Senior Debt arising hereunder. Notwithstanding the failure to execute or deliver any such agreement, the subordination effected hereby shall survive any sale, assignment, pledge, disposition or other transfer of all or any portion of the Junior Debt, and the terms hereof shall be binding upon the successors and assigns of Holder.

                  4.3 Modifications to Senior Debt. The holders of Senior Debt may at any time and from time to time without the consent of or notice to Holder, without incurring liability to Holder and without impairing or releasing the obligations of Holder hereunder, change the manner or place of payment or extend the time of payment of or renew or alter any of the terms of the Senior Debt, or amend in any manner any agreement, note, guaranty or other instrument evidencing or securing or otherwise relating to the Senior Debt; provided that the Junior Debt shall not be subordinated in accordance herewith to indebtedness or obligations to the extent such indebtedness or obligations do not constitute "Senior Debt" under the definition set forth in Section 4.1 hereof.

                  4.4 Continued Effectiveness. The terms hereof, the subordination effected hereby, and the rights and the obligations of Holder, the Borrowers, any holders of the Senior Debt arising hereunder shall not be affected, modified or impaired in any manner or to any extent by the validity or enforceability of any of the Senior Debt Documents or the Junior Debt Documents, or any exercise or non-exercise of any right, power or remedy under or in respect of the Senior Debt or the Senior Debt Documents or the Junior Debt or the Junior Debt Documents. The Holder and each other holder of Junior Debt hereby acknowledges that the provisions hereof are intended to be enforceable at all times, whether before the commencement of, after the commencement of, in connection with or premised on the occurrence of a Proceeding.

                  4.5 No Contest by Holder. Holder agrees that it will not at any time contest the validity, perfection, priority or enforceability of the Senior Debt, the Senior Debt Documents or the liens and security interests of any holders of the Senior Debt in any collateral securing the Senior Debt.

                  4.6 Representations and Warranties. The original Holder of this Debenture hereby represents and warrants to the holders of Senior Debt as follows:

                           4.6.1 Existence and Power. Holder is a corporation
duly organized, validly existing and in good standing under the laws of the State of Maryland.

                           4.6.2 Authority. Holder has the power and authority
to enter into, execute, deliver and carry out the terms hereof, all of which have been duly authorized by all proper and necessary action and are not prohibited by its organizational documents.

                           4.6.3 Binding Agreements. This Debenture constitutes
the valid and legally binding obligation of Holder enforceable in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and by equitable principles.

                           4.6.4 Conflicting Agreements; Litigation. No
provisions of any mortgage, indenture, contract, agreement, statute, rule, regulation, judgment, decree or order binding on Holder conflicts with, or requires any consent which has not already been obtained under, or would in any way prevent the execution, delivery or performance of the terms hereof by Holder. The execution, delivery and carrying out of the terms hereof will not constitute a default under, or result in the creation or imposition of, or obligation to create, any lien or security interest in the property of Holder pursuant to the terms of any such mortgage, indenture, contract or agreement. No pending or, to the best of Holder's knowledge, threatened, litigation, arbitration or other proceedings if adversely determined would in any way prevent the performance of the terms hereof by Holder.

                           4.6.5 No Divestiture. Holder is the sole owner,
beneficially and of record, of this Debenture and the Junior Debt.

                           4.6.6 Default under Junior Note. No Junior Default
exists under or with respect to this Debenture or any of the other Junior Debt Documents.

                  4.7 Junior Default Notice. The Company shall provide the holders of Senior Debt with a Junior Default Notice upon the occurrence of each Junior Default, and shall notify such holders in the event such Junior Default is cured or waived.

                  4.8 Cumulative Rights, No Waivers. Each and every right, remedy and power granted to any holder of the Senior Debt hereunder shall be cumulative and in addition to any other rights remedy or power specifically granted herein or the Senior Debt Documents or now or hereafter existing in equity, at law, by virtue of statute or otherwise, and may be exercised by any holder of Senior Debt, from time to time, concurrently or independently and as often and in such order as such holder may deem expedient. Any failure or delay on the part of the holder of Senior Debt in exercising any such right, remedy or power, or abandonment or discontinuance of steps to enforce the same, shall not operate as a waiver thereof or affect the rights of such holder thereafter to exercise the same, and any single or partial exercise of any such right, remedy or power shall not preclude any other or further exercise thereof or the exercise of any other right, remedy or power, and no such failure, delay, abandonment or single or partial exercise of the rights of such holder hereunder shall be deemed to establish a custom or course of dealing or performance among the parties hereto.

                  4.9 Modification. Any modification or waiver of any provision hereof, or any consent to any departure by Holder therefrom, shall not be effective in any event unless the same is in writing and signed by the holders of a majority in principal amount of the outstanding Senior Debt, and then such modification, waiver or consent shall be effective only in the specific instance and for the specific purpose given. Any notice or demand given to Holder by any holder of Senior Debt in any circumstances not specifically required by such holder hereunder shall not entitle Holder to any other or further notice or demand in the same, similar or other circumstances unless specifically required hereunder.

                  4.10 Additional Documents and Actions. Holder at any time, and from time to time, after the execution and delivery hereof, promptly will execute and deliver such further documents and do such further acts and things as the holders of Senior Debt reasonably may request that may be necessary in order to effect fully the purposes hereof.

                  4.11 Notices. Unless otherwise specifically provided herein, any notice or other communication required or permitted to be given shall be in writing addressed to the respective party at the address provided by such party to the Company and may be personally served, telecopied or sent by overnight courier service or certified or registered United States mail and shall be deemed to have been given (a) if delivered in person, when delivered; (b) if delivered by telecopy, on the date of transmission if transmitted on a Business Day before 4:00 p.m. (Eastern time) or, if not, on the next succeeding Business Day; (c) if delivered by overnight courier, two Business Days after delivery to such courier properly addressed; or (d) if by United States mail, four Business Days after deposit in the United States mall, postage prepaid and properly addressed.

                  4.12 Defines Rights of Creditors; Obligations Unconditional. The provisions of this Section 4 are solely for the purpose of defining the relative rights of Holder and the holders of Senior Debt and shall not be deemed to create any rights or priorities in favor of any other Person, including, without limitation, the Borrowers. As between the Borrowers and Holder, nothing contained herein shall impair the unconditional and absolute obligation of the Borrowers to Holder to pay the Junior Debt as such Junior Debt shall become due and payable in accordance with the Junior Debt Documents.

                  4.13 Subrogation. After the indefeasible payment in full in cash of the Senior Debt and the termination of all lending commitments under the Senior Debt Documents, and prior to repayment in full of the Junior Debt, Holder shall be subrogated to the rights of the holders of Senior Debt to the extent that distributions otherwise payable to Holder have been applied to the Senior Debt in accordance with the provisions of this Section 4. For purposes of such subrogation, no payments or distributions to the holders of Senior Debt of any cash, property or securities to which Holder would be entitled except for the provisions of this Section 4, and no payments pursuant to the provisions of this Section 4 to the holders of Senior Debt by Holder, shall, as among the Borrowers, their creditors (other than the holders of Senior
Debt), any guarantors of the Senior Debt or Junior Debt, and Holder be deemed to be a payment of distribution by the Borrowers or such guarantor to or on account of the Senior Debt. The holders of Senior Debt shall have no obligation or duty to protect Holder's rights of subrogation arising pursuant to this Section 4 or under any applicable law, nor shall such holders be liable for any loss to, or impairment of, any subrogation rights held by the Holder

                  4.14 Conflict. In the event of any conflict between any term, covenant or condition of this Section 4 and any term, covenant or condition of any of the Junior Debt Documents, the provisions of this Section 4 shall control and govern.

                  4.15 WAIVER OF JURY TRIAL. HOLDER, THE BORROWERS AND THE HOLDERS OF SENIOR DEBT HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS SECTION 4. EACH OF HOLDER, THE BORROWERS AND THE HOLDERS OF SENIOR DEBT ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS RELIED ON THE WAIVER IN ENTERING INTO THIS SECTION 4 AND THAT EACH WILL CONTINUE TO RELY ON THE WAIVER IN THEIR RELATED FUTURE DEALINGS. EACH OF HOLDER, BORROWER AND HOLDERS OF SENIOR DEBT WARRANTS AND REPRESENTS THAT EACH HAS HAD THE OPPORTUNITY OF REVIEWING THIS JURY WAIVER WITH LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS.

                  4.16 Reliance. Upon any payment or distribution of assets of the Company or any guarantor of the Junior Debt or Senior Debt in connection with any Proceeding with respect thereto, Holder shall be entitled to rely upon any order or decree by any court of competent jurisdiction in which such Proceeding is pending, delivered to Holder, purporting to enforce or interpret this Section 4 for the purpose of ascertaining the holders of Senior Debt entitled to participate in such payment or distribution in accordance with this
Section 4, the amount thereof, and all other matters related thereto. Holder shall not at any time be charged with knowledge of the existence of any facts which would prohibit the making of any payment to it, unless and until Holder shall have received written notice thereof in accordance with this Section 4 from the Company or the holders of Senior Debt, and prior to the receipt of any such written notice Holder shall be entitled to assume conclusively that no such facts exist, without, however limiting the rights of the holders of Senior Debt to recover from Holder, or the obligation of Holder to turn over to the holders of Senior Debt, any payment or distribution made to Holder to which Holder is not entitled in accordance with this Section 4.

         5. Assignment. This Debenture and the obligations hereunder may not be assigned by the Borrowers without the prior written consent of the Holder.

         6. Default and Remedies. The occurrence of an Event of Default under the Investment Agreement shall constitute a default hereunder and shall entitle the Holder to exercise the rights and remedies specified in the Investment Agreement, as well as those available at law or in equity.

         7. Waivers. Each of the Borrowers hereby waives presentment, demand, protest, or further notice of any kind (except such notices as may be specifically required by the express terms of the Investment Agreement).

         8. Controlling Law. This Debenture and all matters related hereto shall be governed, construed and interpreted strictly in accordance with the laws of the State of Maryland, without regard to its principles of conflicts of law.

         9. No Usury. This Debenture is subject to the express condition that at no time shall the Borrowers be obligated or required to pay interest hereunder at a rate which could subject the Holder to either civil or criminal liability as a result of being in excess of the maximum rate which the Borrowers are permitted by law to contract or agree to pay. If, by the terms of this Debenture, the Borrowers are at any time required or obligated to pay interest at a rate in excess of such maximum rate, the rate of interest under this Debenture shall be deemed to be immediately reduced to such maximum rate and interest payable hereunder shall be computed at such maximum rate and the portion of all prior interest payments in excess of such maximum rate shall be applied and shall be deemed to have been payments in reduction of the principal balance of this Debenture.

         10. No Novation. All of the terms, covenants and conditions of the Original Debenture shall continue, except as specifically amended and restated hereby. This Amended and Restated Debenture does not extinguish the outstanding indebtedness and is not intended to be a substitution or novation of the original indebtedness or instruments evidencing the same, all of which shall continue in full force and effect except as specifically amended and restated hereby or by instruments executed concurrently herewith.



                            [Signatures on next page]

                  IN WITNESS WHEREOF, the undersigned has caused this Amended and Restated Debenture to be executed and its seal affixed on the day and year first above written.


                                  BLUE RHINO CORPORATION

                                  By:  /s/ Mark Castaneda    (SEAL)
                                       ----------------------------
                                           Name:    Mark Castaneda
                                           Title:   Executive Vice President

                                  USA LEASING, L.L.C.
                                  By:      Blue Rhino Corporation, as Manager

                                  By:  /s/ Mark Castaneda    (SEAL)
                                       ----------------------------
                                           Name:    Mark Castaneda
                                           Title:   Executive Vice President and
                                           Chief Financial Office

                                  RHINO SERVICES, L.L.C.
                                  By:      Blue Rhino Corporation, as Manager

                                  By:  /s/ Mark Castaneda    (SEAL)
                                       ----------------------------
                                           Name:    Mark Castaneda
                                           Title:   Executive Vice President and
                                           Chief Financial Office

                                  CPD ASSOCIATES, INC.

                                  By:  /s/ Mark Castaneda    (SEAL)
                                       ----------------------------
                                           Name:    Mark Castaneda
                                           Title:   Vice President

                                  QUICKSHIP, INC.

                                  By:  /s/ Mark Castaneda    (SEAL)
                                       ----------------------------
                                           Name:  Mark Castaneda
                                           Title:  Asst. Secretary/Treasurer

                                  UNIFLAME CORPORATION


                                  By:  /s/ Kurt Gehsmann     (SEAL)
                                       ----------------------------
                                           Name:    Kurt Gehsmann
                                           Title:   Vice President

                                  BLUE RHINO CONSUMER PRODUCTS, LLC

                                  By:      Blue Rhino Corporation, as Manager


                                  By:  /s/ Mark Castaneda    (SEAL)
                                       ----------------------------
                                           Name:    Mark Castaneda
                                           Title:   Executive Vice President and
                                           Chief Financial Office

                                  UNIFLAME, LLC

                                  By:      Blue Rhino Corporation, as Manager

                                  By:  /s/ Mark Castaneda    (SEAL)
                                       ----------------------------
                                           Name:    Mark Castaneda
                                           Title:   Executive Vice President and
                                           Chief Financial Office